Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Claire M. Gulmi
Executive Vice President and
Chief Financial Officer
(615) 665-1283
AMSURG ANNOUNCES REVISED DEFINITIVE AGREEMENT WITH
NATIONAL SURGICAL CARE

$135 MILLION ASSET PURCHASE TRANSACTION EXPECTED TO ADD EARNINGS
IN A RANGE OF $0.09 TO $0.13 PER DILUTED SHARE FOR 2012
NASHVILLE, Tenn. — (August 24, 2011) — Christopher A. Holden, President and Chief Executive Officer of AmSurg Corp. (NASDAQ: AMSG), today announced that AmSurg and National Surgical Care (NSC) have signed a revised definitive agreement under which AmSurg will purchase substantially all of NSC’s assets for $135 million in cash. If earnings from the purchased assets exceed specified targets for 2012, an additional payment of up to $7.5 million in cash will be made. The asset purchase is expected to be completed on or about September 1, 2011.
     The assets to be purchased include 17 ambulatory surgery centers, 15 of which are multi-specialty centers and two of which specialize in gastroenterology procedures. One multi-specialty center will be held for potential sale within 90 days of the completion of the transaction to the center’s physicians under a change of control provision in their existing partnership agreement. Excluding this center, the other 16 centers to be purchased produced revenue for the trailing 12 months ended June 30, 2011 of approximately $108 million and adjusted EBITDA of approximately $17 million.
     As previously discussed, the acquisition is expected to be accretive to the Company’s 2012 financial results and to its 2011 financial results, excluding transaction costs. For 2012, AmSurg’s guidance is for a positive earnings impact in a range of $0.09 to $0.13 per diluted share. For 2011, AmSurg’s guidance is for a positive earnings impact in a range of $0.02 to $0.03 per diluted share, excluding transaction costs for the second half of 2011 of approximately $0.12 per diluted share.
     Commenting on the announcement, Mr. Holden said, “We are pleased to report this revised definitive agreement with NSC for a purchase that represents a compelling opportunity for AmSurg. In addition to being accretive to our financial results, the addition of large, high quality and well managed ASCs with outstanding center teams further diversifies our ASC portfolio, while substantially increasing our presence in the multi-specialty ASC market.”
     This press release contains forward-looking statements. These statements, which have been included in reliance on the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, involve risks and uncertainties. Investors are hereby cautioned that these statements may be affected by the important factors, among others, set forth in AmSurg’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, and other filings with the
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AMSG Announces Revised Definitive Agreement with National Surgical Care

August 24, 2011
Securities and Exchange Commission, including the following risks: adverse impacts on the Company’s business associated with current and future economic conditions; the risk that payments from third-party payors, including government healthcare programs, may decrease or not increase as the Company’s costs increase; adverse developments affecting the medical practices of the Company’s physician partners; the Company’s ability to maintain favorable relations with its physician partners; the Company’s ability to acquire and develop additional surgery centers on favorable terms; the Company’s ability to grow revenues by increasing procedure volume while maintaining its operating margins and profitability at its existing centers; the Company’s ability to manage the growth in its business; the Company’s ability to obtain sufficient capital resources to complete acquisitions and develop new surgery centers; the Company’s ability to compete for physician partners, managed care contracts, patients and strategic relationships; adverse weather and other factors that may affect the Company’s surgery centers; the Company’s failure to comply with applicable laws and regulations; the risk of changes in legislation, regulations or regulatory interpretations that may negatively affect the Company; the risk of becoming subject to federal and state investigation; the risk of regulatory changes that may obligate the Company to buy out interests of physicians who are minority owners of its surgery centers; potential liabilities associated with the Company’s status as a general partner of limited partnerships; liabilities for claims brought against our facilities; the Company’s legal responsibility to minority owners of its surgery centers, which may conflict with its interests and prevent it from acting solely in its best interests; risks associated with the potential write-off of the impaired portion of intangible assets; and potential liability relating to the tax deductibility of goodwill. Consequently, actual results, performance or developments may differ materially from the forward-looking statements included above. AmSurg disclaims any intent or obligation to update these forward-looking statements.
     AmSurg Corp. acquires, develops and operates ambulatory surgery centers in partnership with physician practice groups throughout the United States. At June 30, 2011, AmSurg owned a majority interest in 208 continuing centers in operation and had one center under development.
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